Exhibit 99.1

Hudson Executive Investment Corp. Announces the

Separate Trading of its Class A Common Stock and Warrants, Commencing on or about July 30, 2020

NEW YORK, July 28, 2020 – Hudson Executive Investment Corp. (the “Company”) announced today that holders of the units sold in the Company’s initial public offering of 41,400,000 units completed on June 11, 2020 (the “offering”) may elect to separately trade the shares of Class A common stock and warrants included in the units commencing on or about July 30, 2020. Any units not separated will continue to trade on The Nasdaq Capital Market (“Nasdaq”) under the symbol “HECCU”, and each of the shares of Class A common stock and warrants will separately trade on Nasdaq under the symbols “HECC” and “HECCW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into shares of Class A common stock and warrants.

About Hudson Executive Investment Corp.

Hudson Executive Investment Corp. is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination in any industry, sector or geographic region, the Company intends to initially focus its search for an initial business combination in two broad industry sectors: financial services, with a focus on financial technology; and healthcare, including healthcare information technology, services and products. The Company was co-founded by Hudson Executive Capital LP, a value-oriented, event-driven investment firm with a focus on, and experience across, the financial services and healthcare sectors, Douglas L. Braunstein, its founder and managing partner, and Douglas G. Bergeron, its managing partner.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on June 8, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained from Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by telephone at 800-831-9146; and J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: 866-803-9204, email: prospectuseq_fi@jpmchase.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s search for an initial business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

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Investor Contact

Hatcher Snead

IR@hudsonexecutive.com

212-521-8495

Media Contact

Gladstone Place Partners

Steven Lipin/Max Dutcher

212-230-5930